Contacts: Corporate Communications     Angela Bitting
                    CYTOGEN Corporation      Russell-Welsh, Inc.
                    (609) 987-8221           (650) 312-0700 Ext. 15

FOR  IMMEDIATE  RELEASE
-----------------------

CYTOGEN  ANNOUNCES  PLANS  FOR  NEXT  PHASE  OF  MARKETING  FOR
                           QUADRAMET

     --Receipt of $3.8 Million Payment from DuPont Merck--

PRINCETON, N.J., -- June 8, 1998 -- CYTOGEN Corporation (NASDAQ: CYTO) today announced plans for the next phase of marketing for Quadramet for the treatment of bone pain from cancer which has spread to the bone. In addition, the Company also announced the receipt of a payment for Quadramet, totaling $3.8 million, from DuPont Merck.

The license agreement between CYTOGEN and DuPont Merck signed in December 1994 has now been terminated and DuPont Merck has begun efforts to identify and select a new partner to work with CYTOGEN so that the potential of Quadramet can be fully realized. CYTOGEN and DuPont Merck anticipate that DuPont Merck will manufacture Quadramet over the next two years and CYTOGEN is expanding its own sales efforts to include Quadramet. Through their own technical specialists, CYTOGEN will immediately inform the physicians at more than 200 clinical sites that are certified to use ProstaScint , CYTOGEN's prostate cancer imaging agent, about the benefits of Quadramet. CYTOGEN will also begin marketing directly to all national cancer centers. CYTOGEN stated that near-term royalty revenues are expected to be affected adversely since the minimum royalty arrangement is discontinued and booked revenues will be based on actual sales rather than minimum royalties. As previously reported, actual sales have to date been substantially less than minimum royalties.

CYTOGEN indicated that achieving market penetration with Quadramet as early as possible and bringing this important product to cancer patients is essential to the success of this product. John E.
Bagalay, Jr., president and chief executive officer of CYTOGEN stated, "Quadramet is a product with tremendous potential."

DuPont Merck is a worldwide, research-based pharmaceutical and radiopharmaceutical company established in 1991 as a partnership between DuPont and Merck and Co. The Company is headquartered in Wilmington, Delaware; the Radiopharmaceuticals Division is headquartered in North Billerica, Massachusetts. The Company markets its products under the DuPont Pharma name.

CYTOGEN is a biopharmaceutical company engaged in the development, manufacture, and commercialization of products for the targeted delivery of diagnostics and therapeutic substances directly to disease sites. CYTOGEN has demonstrated its ability to develop new technology from early discovery through clinical development, regulatory approval and commercial scale biologic manufacturing.

Information in this press release, which is not historical, is forward looking and involves risks and uncertainties. Actual results may differ materially, for reasons discussed in CYTOGEN's filings with the Securities and Exchange Commission, including risks related to the ability to find a suitable partner for marketing Quadramet, and commercial acceptance of CYTOGEN's products.

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